701 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com
FOR IMMEDIATE RELEASE

Lakeland Industries Announces the Settlement and Termination of the Fireland
Pension Fund

RONKONKOMA, NY - January 30, 2007 -- Lakeland Industries, Inc. (NASDAQ: LAKE), today announced the purchase of a Single Premium Group Annuity Contract from the John Hancock Life Insurance Company to cover all participants in the Fireland Pension Fund in connection with Lakeland’s termination of the plan. The cost of such annuity contract is approximately $1,421,000 for which the John Hancock will set up a Single Premium Non-participation Group Annuity plan to cover all participants in the plan. The termination of the plan has been approved by the Pension Benefit Guarantee Corporation (“PBGC”). This transaction will remove a large, long-term “uncertain” liability from the company’s books, simplify its financial statements and remove the need for certain annual administrative fees of approximately $20,000.

Such cost of $1,421,000 was funded by plan assets of approximately $1,303,000 and net cash contributed by Lakeland Industries, Inc. of approximately $118,000.  Upon the completion of this transaction, the company had a remaining accrued benefit cost liability of approximately $353,000, which will be recognized as a pre-tax gain of approximately $353,000.  This transaction meets the definition of “settlement” pursuant to FAS 88.

The Fireland Pension Fund is a frozen defined benefit pension plan that covers former employees of an acquired entity.

About Lakeland Industries, Inc.:
We manufacture and sell a comprehensive line of safety garments and accessories for the industrial protective clothing market. Our products are sold by our in-house sales force and independent sales representatives to a network of over 800 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, we supply federal, state and local governmental agencies and departments such as fire and police departments, airport crash rescue units, the Department of Defense, Central Intelligence Agency, Federal Bureau of Investigation, and the Centers for Disease Control.

For more information concerning Lakeland, please visit us at: www.lakeland.com

Lakeland Industries, Inc. Contacts:

Christopher J. Ryan,	(631) 981-9700, CJRyan@lakeland.com
Gary Pokrassa,	(631) 981-9700, GAPokrassa@lakeland.com